Exhibit 8
                         Warner Norcross & Judd LLP
                              Attorneys at Law
                           900 Old Kent Building
                           111 Lyon Street, N.W.
                     Grand Rapids, Michigan 49503-2489
                    Fax (616) 752-2500 & (616) 752-2501
                          Telephone (616) 752-2000



                              November 9, 1994

Old Kent Financial Corporation
One Vandenberg Center
Grand Rapids, Michigan 49503

     You have requested our opinion regarding the federal income tax consequences of the proposed affiliation of First National Bank Corp. ("FNBC") with Old Kent Financial Corporation ("Old Kent") through the proposed merger (the "Merger") of FNBC into Old Kent under the terms of an Agreement and Plan of Merger dated as of August 24, 1994 (the "Merger Agreement"), between Old Kent and FNBC. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     FNBC will be merged into Old Kent under the laws of the states of Michigan and Delaware and in accordance with the Merger Agreement. In the Merger, all of the issued and outstanding shares of FNBC Common Stock will be converted into shares of Old Kent Common Stock.

     This opinion is provided for the purpose of inclusion in a Form S-4 Registration Statement (the "Registration Statement") to be filed by Old Kent on or about November 9, 1994, in connection with the Merger. This opinion is based upon facts regarding the Merger as described in the Prospectus and Proxy Statement contained in the Registration Statement and upon the following assumptions:

          1. The fair market value of the Old Kent Common Stock to be received by each FNBC stockholder will be approximately equal to the fair market value of the FNBC Common Stock surrendered in the Merger.

          2. There is no plan or intention by stockholders of FNBC to sell, exchange, or otherwise dispose of a number of shares of Old Kent Common Stock received in the transaction that would reduce FNBC stockholders' ownership of Old Kent Common Stock to a number of shares having a value, as of the effective date of the transaction, of less than fifty percent of the value of all of the formerly outstanding stock of FNBC at the same date. For purposes of this assumption, shares of FNBC Common Stock exchanged for cash in lieu of fractional shares of Old Kent Common Stock are treated as outstanding FNBC Common Stock on the date of the transaction.

          3. Old Kent has no plan or intention to reacquire any of the Old Kent Common Stock issued in the transaction.
Old Kent Financial Corporation
November 9, 1994
Page 2

          4. Old Kent has no plan or intention to sell or otherwise dispose of any of the assets of FNBC acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

          5. The liabilities of FNBC to be assumed by Old Kent and the liabilities to which the assets of FNBC to be transferred were incurred by FNBC in the ordinary course of its business.

          6. Following the transaction, Old Kent will continue the historic business of FNBC or use a significant portion of FNBC's historic business assets in a business.

          7. Each of Old Kent, FNBC and the stockholders of FNBC will pay their respective expenses, if any, incurred in connection with the transaction.

          8. There is no intercorporate indebtedness existing between Old Kent and FNBC that was issued, acquired or will be settled at a discount.

          9. No two parties to the transaction are investment corporations as defined in Section 368(a)((2)(F)(iii) and (iv).

          10. Old Kent does not own, nor has it owned during the past five years, any shares of the stock of FNBC.

          11. On the date of the transaction, the fair market value of the assets of FNBC will exceed the sum of its liabilities, if any, to which the assets are subject.

          12. FNBC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          13. None of the compensation received by any stockholder-employees of FNBC will be separate consideration for or allocable to, any of their shares of FNBC Common Stock; none of the shares of Old Kent Common Stock received by any stockholder-employees of FNBC will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts to third parties bargaining at arm's length for similar services.

     Based on the facts and assumptions set forth above, and subject to the limitations and conditions identified in this opinion, it is our opinion



Old Kent Financial Corporation
November 9, 1994
Page 3

that the Merger of FNBC with and into Old Kent would give rise to the following federal income tax consequences under the Code.

          1. The Merger of FNBC with and into Old Kent will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Old Kent and FNBC will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          2. The basis of the assets of FNBC to be received by Old Kent will be the same as the basis of those assets in the hands of FNBC immediately prior to the Merger.

          3. No gain or loss will be recognized by FNBC upon the transfer of its assets to Old Kent in exchange for Old Kent Common Stock and the assumption by Old Kent of the liabilities of FNBC.

          4. The holding period of the assets of FNBC to be received by Old Kent will include the holding period of those assets in the hands of FNBC immediately prior to the Merger.

          5. No gain or loss will be recognized by Old Kent upon the receipt by Old Kent of the assets of FNBC in exchange for the Old Kent Common Stock and the assumption by Old Kent of the liabilities of FNBC.

          6. No gain or loss will be recognized by the stockholders of FNBC who receive shares of Old Kent Common Stock in exchange for all of their shares of FNBC Common Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock.

          7. The basis of Old Kent Common Stock (including fractional share interests) to be received by stockholders of FNBC will, in each instance, be the same as the basis of the respective shares of FNBC Common Stock surrendered in exchange therefor.

          8. The holding period of the Old Kent Common Stock to be received by stockholders of FNBC will, in each instance, include the period during which the FNBC Common Stock surrendered in exchange therefor was held, provided that the FNBC Common Stock was, in each instance, held as a capital asset in the hands of the stockholder of FNBC at the Effective Time of the Merger.

     We express no opinion about the tax treatment of the Merger under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or the effects resulting from, the Merger that are not specifically covered above.




Old Kent Financial Corporation
November 9, 1994
Page 4

     We hereby consent to inclusion of this opinion as an exhibit to the Registration Statement and to reference to us and this opinion under the caption "Federal Income Tax Consequences" in the Prospectus and Proxy
Statement contained in the Registration Statement.   This opinion is not
provided for any other purpose. This opinion is expressly not provided for the purpose of satisfying the conditions precedent to the Merger stated in Sections 7.6 and 8.5 of the Merger Agreement.


                                   WARNER NORCROSS & JUDD LLP



                                   By s/Stephen R. Kretschman
                                      Stephen R. Kretschman, a Partner